INFORMATION STATEMENT PURSUANT TO SECTION 14 (C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ X ] Preliminary information statement
[   ] Confidential, for Use of the Commission Only
[  ] Definitive information statement

TRESTLE HOLDINGS, INC.
(NAME OF COMPANY AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules
14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
Not Applicable.

(2)  Aggregate number of securities to which transaction applies:
Not Applicable.

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not Applicable.

(4)  Proposed maximum aggregate value of transaction:   Not Applicable.

(5)  Total fee paid:   Not Applicable.

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: Not Applicable.
(2)  Form, Schedule or Registration Statement No.  : Not Applicable.
(3)  Filing Party: Not Applicable.
(4)  Date Filed: Not Applicable.

TRESTLE HOLDINGS, INC.
7A-D Hong Kong Industrial Building
444-452 Des Voeux Road West
 Hong Kong

August 25, 2009

Dear Stockholder:

We are providing to you the following Information Statement to notify you that our Board of Directors and the holders of a majority of our outstanding common stock have executed and delivered a written consent to amend our Certificate of Incorporation to effect the following actions:

(1)	Change our corporate name to MoqiZone Holding Corporation;
(2)
Authorize for issuance 10,000,000 shares of our preferred stock (including the Series B Preferred Stock), containing such rights, preferences and designations as our board of directors may, from time to time designate; and

(3)	Implement a 1:254.5 reverse stock split.

On March 15, 2009, we entered into a Share Exchange Agreement with MoqiZone Holdings Limited, a Cayman Island corporation (“MoqiZone Cayman”), Cheung Chor Kiu Lawrence, the principal shareholder of MoqiZone Cayman (“Cheung”), and MKM Capital Opportunity Fund Ltd. (“MKM”), our principal stockholder (the “Agreement”).  MoqiZone Cayman is the record and beneficial owner of 100% of the share capital of MobiZone Holdings Limited, a Hong Kong corporation (“MobiZone Hong Kong”) and MobiZone Hong Kong is the record and beneficial owner of 100% of the share capital of Shanghai MoqiZone Information Technology Company Limited (“MoqiZone” and together with MoqiZone Cayman and MobiZone Hong Kong, the “MoqiZone Corporations”).  It is pursuant to the Share Exchange Agreement that we agreed to effect the corporate actions discussed herein.

On June 1, 2009, pursuant to the Share Exchange Agreement, and as a result of MoqiZone Hong Kong’s receipt of $4,345,000 in gross proceeds from the financing described below, we acquired all of the issued and outstanding capital stock of MoqiZone Cayman in exchange for the issuance to Cheung and the other shareholders of MoqiZone Cayman of 10,743 shares of our Series B convertible preferred stock.  Following the 1:254.5 reverse stock split (the “Reverse Split”), such Series B Preferred Stock shall automatically (and without any action on the part of the holders) convert (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock.

           On June 1, 2009, we completed a private financing of $4,345,000, with 10 accredited investors (the “ June 1 Financing”), which includes $300,000 that we received in October 2008 pursuant to a Convertible Loan Agreement with two accredited investors (the “Convertible Notes”); the Convertible Notes automatically convert into the same securities issued to the investors pursuant to the June 1 Financing.  The net proceeds from the June 1 Financing were approximately $3,637,000.  Consummation of the June 1 Financing was a condition to the completion of the Share Exchange.  The securities offered in the June 1 Financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among the Company, MoqiZone Cayman, Cheung, MKM and each of the purchasers thereto (the “Investors”).  Pursuant to the Purchase Agreement, we issued a total of approximately 435 Units of securities consisting of (a) $10,000 of 8% exchangeable convertible notes of MobiZone Hong Kong due March 31, 2011 (the “Notes”), (b) three year Class A callable warrants (the “Class A Warrants”) to purchase 2,778 shares of common stock of Trestle, at an exercise price of $2.50 per share, and (c) three year Class B non-callable warrants (the “Class B Warrants”) to purchase 2,778 shares of common stock of Trestle at an exercise price of $3.00 per share.  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments. Pursuant to the sale of approximately 435 Units, we issued an aggregate of approximately $4,345,000 of Notes, Class A Warrants to purchase up to 1,206,948 shares of common stock and Class B Warrants to purchase up to 1,206,948 shares of common stock will be issued.  The Notes were and will be issued by MobiZone Hong Kong and the Warrants will be issued by Trestle. On August 11, 2009, we held the final closing of the financing, pursuant to which we accepted subscriptions in the aggregate amount of $900,000 from 3 accredited investors, and issued a total of approximately 90 Units consisting of the same securities we issued pursuant the June 1 Financing (the “August 11 Financing” and together with the June 1 Financing, the “Financing”).

Once the Reverse Split is effective (the “Effective Date”), each $1,000 principal amount of Notes will be automatically cancelled and exchanged for one share of Series A Preferred Stock. Since we sold a total of 524.5Units, upon exchange of the Notes, a total of 524.5 shares of Series A Preferred Stock shall be issued, which shall be convertible into an aggregate of 2,913,889 shares of common stock, subject to anti-dilution and other adjustments as provided in the Series A Preferred Stock Certificate of Designations.

Absent any comments from the Securities and Exchange Commission regarding this Information Statement, we expect these corporate actions to become effective on the 10th day after the filing date of this Information Statement (the “Effective Date”).

The Information Statement is being provided to you for information purposes only as it relates to a Certificate of Amendment of our Certificate of Incorporation. Your vote is not required to approve the action. This Information Statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one.

We are first mailing this statement on August [ ], 2009.

Very truly yours,

__________________________
Cheung Chor Kiu Lawrence (Lawrence Cheung),
CEO

____________________________________________________________

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

______________________________________________________________

INFORMATION STATEMENT
OF
TRESTLE HOLDINGS, INC.

NOTICE TO STOCKHOLDERS PURSUANT TO
SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934

Name Change

Our Board of Directors, by written consent dated as of July 16, 2009, approved changing our corporate name from “Trestle Holdings, Inc.” to “MoqiZone Holding Corporation” (hereinafter “the Company”); 71.23% of our shareholders approved the name change by written consent on July 16, 2009.  Management believes that changing our name to MoqiZone Holding Corporation will bring us greater exposure and name recognition because the new name will more accurately describe our business.

We will file a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to affect the name change, to be effective on the Effective Date.  The text of the Certificate of Amendment is set forth in Exhibit A.  The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable to correctly identify the Company’s new name. Either way, we will need a new Over-the-Counter Bulletin Board trading symbol and CUSIP number upon our name change.  We will report our new symbol and CUSIP number in a Current Report on Form 8-K once it is established.

Preferred Stock

Our Board of Directors, by written consent dated as of July 8, 2009, approved increasing our authorized capital by 10,000,000 shares of Preferred Stock with a par value of $0.001, with the terms to be designated by the Board of Directors at the time of issuance; 76.8% of our shareholders approved the increase by written consent on July 8, 2009.

The Board of Directors believes it is in the Company’s best interest to increase its authorized capital by 10,000,000 shares of blank check preferred stock, par value $0.001, thereby making the total amount of authorized capital for the Company 1,500,000,000 shares of common stock and 15,000,000 shares of preferred stock.  These shares do not offer any preemptive rights.

Pursuant to the Financing, we issued a total of 524.5 Units consisting of an aggregate of $5,245,000 of Notes, Class A Warrants to purchase 1,456,948 shares of common stock and Class B Warrants to purchase 1,456,948 shares of common stock.  Pursuant to the Share Exchange with Moqizone Cayman, the MoqiZone Cayman stockholders exchanged all of their shares of MoqiZone Cayman for shares of our Series B Preferred Stock.  Following the Reverse Split, such Series B Preferred Stock will be automatically converted (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of our issued and outstanding shares of common stock, on a fully-diluted basis, as at the time of conversion but not including any common shares to be issued upon the conversion of any of the Series A Preferred Stock to be issued or the Warrants which were issued, pursuant to the Financing.  Simultaneous with conversion of the Series B Preferred Stock, all of the Notes shall, by their terms, be exchanged for a like stated amount of Series A Preferred Stock.

As part of the Financings, we agreed to file a Certificate of Designation with Delaware’s Secretary of State after the Effective Date, whereby 15,000 shares of the 15,000,000 shares of authorized preferred stock shall be designated as Series A Preferred Stock.  Immediately following the Share Exchange, we filed a Certificate of Designation with Delaware’s Secretary of State, whereby 10,743 shares of the 15,000,000 shares of authorized preferred stock were designated as Series B Preferred Stock.

Below is a basic description of the terms of the Series A and Series B Preferred Stock; for a more complete description of the Series A and Series B Preferred Stock, reference is made to the Certificate of Designations of the Series A and Series B Preferred Stock, which are attached as exhibits 10.4 and 10.5 to the Current Report on Form 8-K that we filed on June 3, 2009.

The Series A Preferred Stock:
(a)	pays an annual dividend of 8%, payable annually, at our option, in cash or in shares of common stock;
(b)	has a stated or liquidation value of $1,000 per share;
(c)	has a preference over our common stock on liquidation or sale of all of our assets equal to the aggregate number of shares of Series A Preferred Stock issued multiplied by the stated value per share;
(d)
is convertible at any time after issuance, at the option of the holder, into shares of our common stock, at a conversion price of $1.80 per share, subject to customary adjustments, including weighted average anti-dilution protection.   Accordingly, each outstanding share of Series A Preferred Stock shall be convertible into 555 and 55/100 shares of common stock, determined by dividing the stated value per share of each share of Series A Preferred Stock by $1.80; and

The Series B Preferred Stock:
(a)	has a liquidation value of $1,000 per share;
(b)	does not pay a dividend;
(c)	votes, together with the common stock, on an “as converted” basis;
(d)
immediately following consummation of the Reverse Stock Split, shall automatically (and without any action on the part of the holders) convert (on the basis of 1,000 shares of common stock for each share of Series B Preferred Stock) into an aggregate of 10,743,000 shares of our common stock, representing approximately 95% of the total number of issued and outstanding shares of our common stock, on a fully-diluted basis, at the time of conversion but not including any common shares to be issued upon the conversion of any of the Series A Preferred Stock to be issued or the Warrants which were issued, pursuant to the Financing..

We do not have any other present plans to issue additional shares of our authorized preferred stock.

There are certain advantages and disadvantages of an increase in our authorized stock.

The advantages include:
•	The ability to raise capital by issuing capital stock.
•	To have shares of stock available to pursue business expansion opportunities, if any.

The disadvantages include:
•
The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with our Board of Directors’ desires.  A takeover may be beneficial to independent stockholders because, among other reasons, a potential suitor may offer such stockholders a premium for their shares of stock compared to the then-existing market price.  We do not have any plans or proposals to adopt provisions or enter into agreements that may have material anti-takeover consequences.

•
Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of common stock that may be issued in the future, and therefore, future issuances of common stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of our existing stockholders.

Preferred Class of Stock

We currently maintain a class of blank check preferred stock, over which our Board may, from time to time, file certificates of designation of rights and preferences for a series of preferred stock.  The certificate of designation will establish the voting powers, designations, preferences, limitations, restrictions, conversion features and relative rights of each series.  The preferred stock may be issued for consideration as determined by the Board without any action from the stockholders.  The purpose of the preferred class is to grant preferential rights to certain persons for adequate consideration.

Material Effects of Preferred Stock

The creation of a preferred class of stock does not have an immediate effect on stockholders of our common stock. Each stockholder retains the same proportionate interest in our company as he/she/it held prior to the establishment of the preferred stock.  However, when preferred stock is issued in the future, the preferential rights of the preferred stock must be satisfied before the holders of common stock are entitled to receive dividends or to participate pro rata in any distribution of assets available for distribution upon a liquidation of our company.

Except for the Series A Preferred Stock issuable in exchange for the cancellation of the Notes included in the Units and the Series B Preferred Stock issued to the shareholders of MoqiZone Cayman under the Share Exchange Agreement, it is not possible to state the actual effect of any authorization of preferred stock upon the rights of holders of common stock until the Board of Directors determines the specific rights of the holders of any series of preferred stock.  However, under certain circumstances any issuance of preferred stock may have the effect of delaying or preventing a change in control of the company by increasing the number of outstanding shares entitled to vote on the matter and by increasing the number of votes required to approve a change in control.  Shares of preferred stock could be issued that render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise.  The ability of the Board to issue additional shares of preferred stock could discourage an attempt by a party to acquire control.  Such issuances could deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price of the common stock in a tender offer.  However, the preferential treatment associated with preferred stock makes such stock more attractive to investors and we believe will therefore directly increase our ability to obtain financing, which will in turn, create more value for our shareholders.

The Reverse Stock Split

Our Board of Directors, by written consent dated as of July 8, 2009, approved the Reverse Split; 76.8% of our shareholders approved the Reverse Split by written consent on July 8, 2009.

The Board of directors seeks the right to implement a 1 for 254.5 reverse stock split. A reverse stock split will reduce the number of outstanding shares of our common stock by reclassifying and converting all outstanding shares of our common stock into a proportionately fewer number of shares of common stock.  This action would also result in a relative increase in the available number of authorized but unissued shares of our common stock, because the number of shares authorized for issuance is otherwise unchanged by the split.  Each stockholder’s proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes that may result from additional shares issued in connection with fractional shares.  And, with the exception of adjustments for those shareholders with fractional shares, the reverse stock split will not affect any stockholder’s proportional equity interest in the company in relation to other shareholders or rights, preferences, privileges or priorities.  Outstanding shares of new common stock resulting from the reverse stock split will remain fully paid and non-assessable.

Purpose and Reason for Reverse Stock Split

There are 179,115,573 shares of our common stock issued and outstanding.  Pursuant to the Share Exchange and Purchase Agreements, we agreed to affect the Reverse Split because all of the parties believe that it affords us a more suitable capital structure.  Additionally, the market price per share of our common stock may increase as a result of the Reverse Split.  If we did not affect the Reverse Split, then pursuant to the Share Exchange, we would have been required to issue a large amount of our common stock to Mobizone Cayman to enable them to obtain their required ownership and we believe that the resulting amount of our outstanding shares would have adversely effected any possibility of creating and maintaining an orderly market for our common stock following the exchange.

Although the market price per share of our common stock may increase as a result of a reverse split, the effect of the reverse stock split cannot be predicted.  There can be no assurance that the market price per share of our common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of our common stock outstanding resulting for a reverse stock split.  The market price of our common stock may also be based on its performance and other factors, some of which may be unrelated to the number of shares outstanding.

Disadvantages of a Reverse Stock Split

Even though the board of directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of a reverse stock split:
(a)
A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of our common stock in even multiples of 100.

(b)
Because a reverse stock split, together with an increase in authorized shares as described above, would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect.   For example, it may be possible for the board of directors to delay or impede a takeover or transfer of control of by causing such additional authorized shares to be issued to holders who might side with the board of directors in opposing a takeover bid that our board of directors determines is not in our best interests or those of our stockholders.  The increase in the number of authorized but unissued shares of common stock may therefore have the effect of discouraging unsolicited takeover attempts.  By potentially discouraging initiation of unsolicited takeover attempts, the increase in the number of authorized but unissued shares of common stock may limit the ability of our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that otherwise may be available under a merger proposal.  The increase in the number of authorized but unissued shares of common stock may have the effect of permitting our current members of management, including our current board members, to retain their position, and place them in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.  However, our board of directors is not aware of any attempt to take control of the Company, and our board of directors did not propose the Reverse Split with the intent that the increase in the number of authorized but unissued shares of common stock be utilized as a type of anti-takeover device.

(c)
The increased number of authorized but unissued shares of our common stock could be issued by our board of directors without further stockholder approval, which could result in dilution to the holders of our common stock.

Effect of the Reverse Split

The principal effects of the Reverse Split will be as:

Based upon the 179,115,573 shares of common stock outstanding on the record date, the Reverse Split (in combination with the issuance of new shares of common stock on conversion of the Series B Preferred Stock) would decrease the outstanding shares of common stock to approximately 11,446,794 shares of common stock outstanding, including the shares of common stock to be issued on conversion of the Series B Preferred Stock, but prior to the issuance of any shares sold in financing transactions.

Following the effectiveness of the Reverse Split, every 254.5 shares of common stock presently outstanding, without any action on the part of the stockholder, will represent one share of common stock.

Subject to the provisions for elimination of fractional shares, as described below, consummation of the Reverse Split will not result in a change in the relative equity position or voting power of the holders of common stock.

Exchange of Stock Certificates

Following the Effective Date, the appropriate number of shares based upon the ratio will be automatically combined and changed into one share of common stock: every 254.5 shares of common stock outstanding at that time, without any action on the part of the stockholder, will represent one share of common stock.  The number of shares of common stock issued and outstanding will then be reduced accordingly.  No additional action on our part or any shareholder will be required in order to affect the reverse split.  Shareholders will be requested to exchange their certificate representing shares of common stock held prior to the Reverse Split for new certificates representing shares of common stock.  Shareholders will not have to submit certificates until requested to do so.

No fractional shares of post-Reverse Split common stock will be issued to any shareholder.  In lieu of any such fractional share interest, each holder of pre-Reverse Split common stock who would otherwise be entitled to receive a fractional share of post-Reverse Split common stock will in lieu thereof receive one full share upon surrender of certificate formerly representing pre-Reverse Split common stock held by such holder.

Federal Income Tax Consequences of the Reverse Split

The combination of shares of pre-split common stock into one share of post-split common stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-split common stock will be transferred to the post-split common stock.  This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all shareholders.  Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

As of August 11, 2009, assuming consummation of the Reverse Split, we will have 11,446,794 shares of common stock outstanding, including the shares of common stock to be issued on conversion of the Series B Preferred Stock, but prior to conversion of any shares of Series A Preferred Stock to be issued upon conversion of the Notes sold in the Financing transactions.

The following table sets forth, as of August 11, 2009, on a post reverse split adjusted basis: (a) the names and addresses of each beneficial owner of more than five percent (5%) of our common stock known to us, the number of shares of common stock beneficially owned by each such person, and the percent of our common stock so owned before and after the Share Exchange; and (b) the names and addresses of each director and executive officer before and after the Share Exchange, the number of shares our common stock beneficially owned, and the percentage of our common stock so owned, by each such person, and by all of our directors and executive officers as a group before and after the Share Exchange. Each person has sole voting and investment power with respect to the shares of our common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. Individual beneficial ownership also includes shares of common stock that a person has the right to acquire within 60 days from August 11, 2009.

Pursuant to the terms of the Share Exchange Agreement, Eric Stoppenhagan resigned as our Interim President, effective immediately.  All of our current directors tendered their resignation as our directors, which resignations became effective on the tenth day after mailing of a Schedule 14f-1 pursuant to Rule 14f-1 of the Securities Exchange Act of 1934, as amended to our stockholders.  Our Board of Directors appointed Cheung Chor Kiu Lawrence (Lawrence Cheung) to serve as the Chairman of our board and our Chief Executive Officer effective as of the close of the Share Exchange, and nominated Benjamin Chan to serve as our other director with such appointment became effective on the tenth day after mailing the Schedule 14f.

Unless otherwise noted, the principal address of each of the directors, officers and director nominee listed below is 7A-D Hong Kong Industrial Building, 444-452 Des Voeux Road West, Hong Kong.

Name	Amount and Nature of Beneficial Ownership Before the Share Exchange	Percentage of Outstanding Shares Before the Share Exchange (1)	Amount and Nature of Beneficial Ownership After the Share Exchange(2)		Percentage of Outstanding Shares After the Share Exchange (2)
Eric Stoppenhagan(3)	50,000	*	196		*

Strategic Turnaround Equity Partners, LP (4)	44,994,000	25.12%	176,794		*

MKM Opportunity Master Fund, Ltd (5)	125,858,000	70.27%	772,308	(6)	5.38%

Cheung Chor Kiu Lawrence (Lawrence Cheung)	-	-	9,872,867	(7)	68.75%

Benjamin Chan	-	-	-		-

All Directors, Executive Officers and Director Nominees before the Share Exchange, As a Group	90,049,772	62.86%	-		-

All Directors, Executive Officers and Director Nominees after the Share Exchange and after the Effective Date of this Schedule, As a Group	-	-	9,872,867		68.75%

* Less than one percent
(1)	The numbers in this column are based on 179,115,573 shares outstanding.
(2)
The numbers are based on 14,860,684 common shares outstanding, which represents the number of common shares the Company has outstanding after the Share Exchange, the Reverse Split, the automatic conversion of the series B in common stock, and the Financing (except for shares underlying the Warrants issued pursuant to the Financing) with the Series A on as converted basis.

(3)	Mr. Stoppenhagan’s address is c/o Trestle Holdings, Inc., P.O. Box 4198, Newport Beach, CA 92661-4198.
(4)
The person having voting, dispositive or investment powers over Strategic is Bruce Gallaway, Authorized Agent.  The address of Strategic is c/o Trestle Holdings, Inc., P.O. Box 4198, Newport Beach, CA 92661-4198.

(5)
The person having voting, dispositive or investment powers over MKM is David Skirloff, Authorized Agent.  The address of Strategic is c/o Trestle Holdings, Inc., P.O. Box 4198, Newport Beach, CA 92661-4198.

(6)
This number represents: (i) 494,530 shares of Common Stock MKM held in Trestle prior the Share Exchange, assuming the Reverse Split is effected; and (ii) an aggregate of 277,778 shares of common stock underlying the Series A Preferred Stock that MKM shall receive upon cancellation of the Notes they  received pursuant to the Financing.

(7)
After the Share Exchange, 900,000 of Mr. Cheung’s shares are subject to an escrow agreement pursuant to which such shares are to be released back to Mr. Cheung and/or to the Investors of the Financing, based upon certain performance targets as set forth in the Share Exchange Agreement dated March 15, 2009.  In addition, Mr. Cheung intends to transfer certain percentages of the remaining 8,972,867 shares to the following persons, subject to such persons achieving certain performance requirements under agreements to be entered into on or prior to consummation of the Reverse Split. These proposed transfers and the prospective transferees are as follows: approximately 560,927 shares to Goodstand Holdings, Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Sam Huang – the Company’s Chief Technical Officer; approximately 1,350,000 shares to Gracehigh International, Ltd. a company currently owned by Mr. Cheung, the shares of which will be transferred to Ling Tao – the Company’s Vice President of New Business Development; approximately 2,510,286 shares to Cheerman Investment Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Zhang Xin Hua – the Company’s General Manager; approximately 532,208shares to Bright Clever Holdings Ltd., a company currently owned by Mr. Cheung, the shares of which will be transferred to Zheng Wei; approximately 400,000 shares to Ng Ka Lam – Vice President of System Control; approximately 704,008 shares to Ray Huang – Vice President of Content Integration; approximately 644,901 shares to Chan Wai Kit Benjamin – the Company’s Vice President of Finance; approximately 340,000 to On Yee Corrina Ma; and approximately 172,767 shares to His-Kuang Lu Lo.  After these transfers, Mr. Cheung will continue to own approximately 1,657,770shares (approximately 12%).

Documents Incorporated By Reference

In our filings with the SEC, information is sometimes “incorporated by reference.”  This means that we may disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this proxy statement, except for any information that is superseded or modified by information contained directly in this proxy statement or in any other subsequently filed document that is also incorporated by reference herein.  This proxy statement incorporates by reference the information set forth below that the Company has previously filed with the SEC and that is being delivered to you along with this proxy statement.

The following information, beginning on the page numbers noted below, contained in our Current Report on Form 8-K, as filed with the Securities and Exchange Commission on June 3, 2009 is incorporated by reference herein:

*	The Share Exchange, page 3
*	The Financing, page 4
*	Management’s Discussion and Analysis of Financial condition and Results of Operations, page 38
*	Description of Securities, page 56
*	Changes in and Disagreement with Accountants on Accounting and Financial Disclosure, page 54
*	Financial Statements and Supplementary Data, page 61
*	Unregistered Sales of Equity Securities, page 56

By Order of the Board of Directors

___________________________
Lawrence Cheung
Chairman & CEO

Exhibit A
Proposed Certificate of Amendment to Certificate of Incorporation
for
TRESTLE HOLDINGS, INC.

Pursuant to the provisions of Delaware’s General Corporate Law, Section 242, the undersigned hereby adopts the following Certificate of Amendment for TRESTLE HOLDINGS, INC. (the “Company”):

1.	Name of the Corporation is TRESTLE HOLDINGS, INC.
2.	The certificate have been amended as follows:

Article I

       Name of the Corporation is MoqiZone Holding Corporation

Article IV
Common Stock
Reverse Split:
At the time at which this Amended and Restated Certificate of Incorporation (the "Amended Certificate") becomes effective (the "Effective Date"), each 254.5 shares of authorized Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Date shall automatically be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock of the Corporation, par value $0.001 (a "New Share").  Each holder of record of shares of Common Stock so reclassified and converted shall on the Effective Date automatically become the record owner of the number of New Shares as shall result from such reclassification and conversion.  Each such record holder shall be entitled to receive, upon the surrender of the certificate or certificates representing the shares of Common Stock so reclassified and converted at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of New Shares of which he, she, or it is the record owner after giving effect to the provisions of this Article Fourth.  No fractional shares of post-Reverse Split common stock will be issued to any shareholder.  In lieu of any such fractional share interest, each holder of pre-Reverse Split common stock who would otherwise be entitled to receive a fractional share of post-Reverse Split common stock will in lieu thereof receive one full share upon surrender of certificate formerly representing pre-Reverse Split common stock held by such holder.

Article V
The preferred stock authorized capital is made up of three classes:

(i)	14,974,257 shares Preferred Stock with USD$0.001 par value per share (“Blank Check Preferred Stock”)*;
(ii)	15,000 shares of the 14,974,257 Preferred Stock with USD$0.001 par value per share shall be designated as Series A Preferred Stock*
(iii)	10,743 shares of the 14,974,257 Preferred Stock with USD$0.001 par value per share shall be designated as Series B Preferred Stock*.

*The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it.  Without limiting the generality of the foregoing, shares in such series shall have such voting powers, powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it.  The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

Signatures

___________________________
Mr. Lawrence Cheung